FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ROBBINS & MYERS, INC.
(Exact name of registrant as specified in its charter)

OHIO	31-0424220

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 KETTERING TOWER, DAYTON, OHIO	45423

(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

8.0% CONVERTIBLE SUBORDINATED NOTES DUE 2008	NEW YORK STOCK EXCHANGE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: NONE

Item 1. Description of Registrant’s Securities to be Registered

The securities of Robbins & Myers, Inc., an Ohio corporation (the “Company”), to be registered under Section 12(b) of the Securities Exchange Act of 1934 are the Company’s 8.0% Convertible Subordinated Notes due 2008 in the principal amount of $40,000,000 (the “New Notes”).

The Company is offering in an issuer tender offer (the “Exchange Offer”) to issue $40,000,000 in principal amount of the New Notes in exchange for an equal amount of its outstanding 6.5% Convertible Subordinated Notes due 2003.

The description of the New Notes contained at “Description of the New Notes” at page 35 of the Company’s Offering Circular for the Exchange Offer, dated January 8, 2003, which Offering Circular is Exhibit (a)(1) to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on January 8, 2003, is hereby incorporated herein by reference.

Item 2. Exhibits

The following documents are exhibits to this Form 8-A:

1.	Form of Indenture relating to the 8.0% Convertible Subordinated Notes due 2008, to be entered into by and between Robbins & Myers, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit (d)(2) to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on January 8, 2003).

2.	Indenture, dated September 1, 1996, relating to the 6.5% Convertible Subordinated Notes due 2003, by and between Robbins & Myers, Inc. and Star Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 of the Annual Report on Form 10-K of Robbins & Myers, Inc. for the fiscal year ended August 31, 1996).

3.	Second Amended and Restated Credit Agreement, dated January 9, 2002, among Robbins & Myers, Inc., the Lenders named therein, Bank One, N.A., as Administrative Agent and Issuing Bank, Harris Trust and Savings Bank, as Co-Syndication Agent, Wachovia Bank, N.A., as Co-Syndication Agent, and Bank of Nova Scotia, as Documentation Agent and Issuing Bank (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q of Robbins & Myers, Inc. for the quarterly period ended November 30, 2001).

4.	Amendment No. 1, dated as of September 27, 2002, to the Second Amended and Restated Credit Agreement dated January 9, 2002 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Robbins & Myers, Inc. dated October 2, 2002).

5.	Pledge and Security Agreement between Robbins & Myers, Inc. and Bank One, Dayton, N.A., dated November 26, 1996 (incorporated by reference to Exhibit 4.3 of the Annual

Report on Form 10-K of Robbins & Myers, Inc. for the fiscal year ended August 31, 1996).

6.	Form of $100 million senior note agreement dated May 1, 1998 (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q of Robbins & Myers, Inc. for the quarterly period ended May 31, 1998).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 22nd day of January 2003.

ROBBINS & MYERS, INC

By: /s/ Gerald L. Connelly Gerald L. Connelly President and Chief Executive Officer

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